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Exhibit 3.2

AMENDED AND RESTATED BYLAWS

of

EMC CORPORATION

(as amended 2-26-86, 3-10-86, 10-28-86, 1-26-87, 9-19-89, 10-16-92, 7-21-95,
7-22-98, 1-20-99, 1-19-00, 7-28-04, 2-10-06, 1-31-08, 5-21-08 and 8-1-08)

Section 1. ARTICLES OF ORGANIZATION

        The name and purposes of the corporation shall be as set forth in the articles of organization. These bylaws, the powers of the corporation and of its directors and shareholders, or of any class of shareholders if there shall be more than one class of stock, and all matters concerning the conduct and regulation of the business and affairs of the corporation shall be subject to such provisions in regard thereto, if any, as are set forth in the articles of organization as from time to time in effect.

Section 2. SHAREHOLDERS

        2.1.    Annual Meeting.    The annual meeting of shareholders of the corporation for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such date and at such time as shall be determined by the board of directors each year, which date and time may subsequently be changed at any time, including the year any such determination occurs.

        2.2.    Special Meetings.    Except as provided in the articles of organization with respect to the ability of holders of preferred stock to call a special meeting in certain circumstances, special meetings of the shareholders may be called by the president at the direction of the chairman of the board or by a majority of the directors, and shall be called by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by any other officer, upon the written application of shareholders who hold eighty-five percent (85%) in interest of the capital stock of the corporation entitled to be voted at the proposed meeting. Such request shall state the purpose or purposes of the proposed meeting and may designate the place, date and hour of such meeting; provided, however, that no such request shall designate a date not a full business day or an hour not within normal business hours as the date or hour of such meeting.

As used in these bylaws, the expression "business day" means a day other than a day which, at a particular place, is a public holiday or a day other than a day on which banking institutions at such place are allowed or required, by law or otherwise, to remain closed.

        2.3.    Place of Meeting; Adjournment.    Meetings of the shareholders may be held at the principal office of the corporation in the Commonwealth of Massachusetts, or at such places within or without the Commonwealth of Massachusetts as may be specified in the notices of such meetings; provided, that, when any meeting is convened, the chairman of the board or other presiding officer may adjourn the meeting for a period of time not to exceed 30 days if (a) no quorum is present for the transaction of business or (b) the chairman of the board or other presiding officer determines that adjournment is necessary or appropriate to enable the shareholders (i) to consider fully information which such officer determines has not been made sufficiently or timely available to shareholders or (ii) otherwise to exercise effectively their voting rights. The chairman of the board or other presiding officer in such event shall announce the adjournment and date, time and place of reconvening.

        2.4.    Notice of Meetings.    A written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given no fewer than seven days nor more than 60 days before the meeting to each shareholder entitled to vote thereat and to each shareholder who, by law, by the articles of organization or by these bylaws, is entitled to notice, by leaving such notice with such shareholder or at such shareholder's residence or usual place of business, by mailing it, postage prepaid, addressed to such shareholder at such shareholder's address as it appears in the records of the corporation or by electronic transmission directed to such shareholder at an address given to the corporation by the shareholder or otherwise in such manner as the shareholder shall have specified to the corporation, including by facsimile transmission, electronic mail or posting on an electronic network. Such notice shall be given by the secretary or an assistant secretary or by an officer designated by the directors. Whenever notice of a meeting is required to be given to a shareholder under any provision of Chapter 156D of the Massachusetts General Laws or of the articles of organization or these bylaws, a written waiver thereof, executed before or after the meeting by such shareholder or such shareholder's attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice.

        No business may be transacted at a meeting of shareholders except that (a) specified in the notice thereof, or in a supplemental notice given also in compliance with the provisions hereof, (b) brought before the meeting by or at the direction of the board of directors or the presiding officer, or (c) properly brought before the meeting by or on behalf of any shareholder who shall have been a shareholder of record at the time of giving of notice provided for in this Section 2.4 and who shall continue to be entitled to vote thereat and who complies with the notice procedures set forth in this Section 2.4 or, with respect to the election of directors, Section 3.2 of these bylaws. In addition to any other applicable requirements, for business to be properly brought before a meeting by a shareholder (other than a shareholder proposal included in the corporation's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the shareholder must have given timely notice thereof in writing to the secretary of the corporation. In order to be timely given, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation (a) not less than 95 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the corporation or (b) in the case of a special meeting or if the annual meeting is called for a date (including any change in a date determined by the board pursuant to Section 2.1) not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual or special meeting or the public disclosure thereof commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and record address of the shareholder proposing such business covered by this Section 2.4, (c) the class and number of all shares of stock of the corporation held of record, owned beneficially (directly or indirectly) and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available), as of the date of such notice, and as of each of 60 days prior to the date of such notice and one year prior to the date of such notice, (d) a description of any derivative positions held or beneficially held (directly or indirectly) by the shareholder, including whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made by or on behalf of, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power or pecuniary or economic interest of, such shareholder with respect to stock of the corporation (any of the foregoing, a "Derivative Position"), (e) a description of any proxy, contract, arrangement, understanding or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the proposal of such business by such shareholder or pursuant to which such shareholder has a right to vote any stock of the corporation, (f) a description of any material interest of such shareholder in such business, including any anticipated benefit to the shareholder therefrom, (g) a description of any proportionate interest in stock of the corporation or Derivative Positions with respect to the corporation held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner, and (h) all other information which would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the "Proxy Rules").

        Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any meeting of shareholders except in accordance with the procedures set forth in this Section 2.4; provided, however, that nothing in this Section 2.4 shall be deemed to preclude discussion by any shareholder of any business properly brought before such meeting.

        The chairman of the board or other presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and that business shall be disregarded.

        2.5.    Quorum of Shareholders.    At any meeting of shareholders, a quorum shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the meeting, except when a larger quorum is required by law, by the articles of organization or by these bylaws. Stock owned directly or indirectly by the corporation, if any, shall not be deemed outstanding for this purpose. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

        2.6.    Action by Vote.

        (a)    Election of Directors.    Other than in a Contested Election Meeting (as defined below), beginning at the opening of the polls at the 2009 Annual Meeting of Shareholders, when a quorum is present at any meeting of shareholders, a nominee for director shall be elected to the board of directors if the votes properly cast "for" such nominee's election exceed the votes properly cast "against" such nominee's election (with "abstentions," "broker non-votes" and "withheld votes" not counted as a vote "for" or "against" such nominee's election). In a Contested Election Meeting or at any meeting of shareholders held prior to the 2009 Annual Meeting of Shareholders, when a quorum is present, directors shall be elected by a plurality of the votes properly cast at such meeting. A meeting of shareholders shall be a "Contested Election Meeting" if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the corporation's first notice to shareholders of such meeting sent pursuant to Section 2.4 of these bylaws (the "Determination Date"); provided, however, that if in accordance with Section 3.2 of these bylaws shareholders are entitled to nominate persons for election as director for a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall instead be as of the end of such period. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

        (b)    Other Matters.    Except as provided in Section 2.6(a), when a quorum is present at any meeting of shareholders, a majority of the votes properly cast upon any question shall decide the question, except when a larger vote is required by law, by the articles of organization or by these bylaws.

        2.7.    Voting.    Shareholders entitled to vote shall have one vote for each share of stock entitled to vote held by them of record according to the records of the corporation, unless otherwise provided by the articles of organization. The corporation shall not, directly or indirectly, vote any share of its own stock.

        2.8.    Action by Writing.    Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders. Such consents shall be treated for all purposes as a vote at a meeting.

        2.9.    Proxies.    To the extent permitted by law, shareholders entitled to vote may vote either in person or by proxy (which proxy may be authorized in writing, by telephone or by electronic means). No proxy dated more than six months before the meeting named therein shall be valid. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.

Section 3. BOARD OF DIRECTORS

        3.1.    Number.    The number of directors shall be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office, but shall be not less than three, except that whenever there shall be only two shareholders the number of directors shall be not less than two and whenever there shall be only one shareholder there shall be at least one director; no decrease in the number of directors shall shorten the term of any incumbent director. No director need be a shareholder of the corporation.

        3.2.    Nominations for Director.    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors, except as provided in the articles of organization with respect to nominations by holders of preferred stock in certain circumstances. Nominations of persons for election to the board of directors at a meeting of shareholders may be made at such meeting (a) by or at the direction of the board of directors by any nominating committee or person appointed by the board or (b) by any shareholder of record at the time of giving of notice provided for in this Section 3.2 and who shall continue to be entitled to vote thereat and who complies with the notice procedures set forth in this Section 3.2. Nominations by shareholders shall be made only after giving timely notice in writing to the secretary of the corporation. In order to be timely given, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation (a) not less than 95 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the corporation or (b) in the case of a special meeting or if the annual meeting is called for a date (including any change in a date determined by the board pursuant to Section 2.1) not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual or special meeting or the public disclosure thereof commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice to the secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of all shares of stock of the corporation, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules, and (v) the consent of each nominee to serve as a director of the corporation if so elected; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the class and number of all shares of stock of the corporation held of record, owned beneficially (directly or indirectly) and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available), as of the date of such notice, and as of each of 60 days prior to the date of such notice and one year prior to the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf such shareholder is acting) if such individual is elected, accompanied by copies of any notifications or filings with, or orders or other actions by, and governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (vi) a description of any Derivative Position held or beneficially held (directly or indirectly) by such shareholder with respect to stock of the corporation, (vii) a description of any proxy, contract, arrangement, understanding or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the nomination or nominations to be made by such shareholder or pursuant to which such shareholder has a right to vote any stock of the corporation, (viii) a description of any proportionate interest in stock of the corporation or Derivative Positions with respect to the corporation held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner, and (ix) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director. No person shall be eligible for election as a director unless nominated in accordance with the provisions set forth herein.

        The chairman of the board or other presiding officer of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

        3.3.    Powers.    Except as reserved to the shareholders by law, by the articles of organization or by these bylaws, the business of the corporation shall be managed by the directors who shall have and may exercise all the powers of the corporation. In particular, and without limiting the generality of the foregoing, the directors may at any time issue all or from time to time any part of the unissued capital stock of the corporation from time to time authorized under the articles of organization and may determine, subject to any requirements of law, the consideration for which stock is to be issued and the manner of allocating such consideration between capital and surplus.

        3.4    Resignation and Removal.    Any director may resign at any time by delivering a resignation in writing to the board of directors, the chairman of the board or to the corporation. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Any director or directors or the entire board of directors may be removed from office (a) only for Cause (as defined in Section 8.06(f)(2) of Chapter 156D of the Massachusetts General Laws) by the affirmative vote of a majority of the shares entitled to vote at an election of directors and (b) only at a shareholder meeting called for the purpose of removing the director or directors where the notice of the meeting states that such removal is the purpose or one of the purposes of the meeting. No director resigning, and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no director removed, shall have the right to any compensation as such director for any period following such director's removal, or any right to damages on account of such removal, whether such director's compensation be by the month or by the year or otherwise, unless in the case of a resignation, the directors, or in case of a removal, the shareholders, shall in their discretion provide for compensation.

        3.5    Vacancies.    Beginning at the opening of the polls at the 2008 Annual Meeting of Shareholders, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors: (a) the board of directors may fill the vacancy; (b) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office; or (c) the shareholders may fill the vacancy in accordance with the procedures set forth in the articles of organization, these bylaws and Massachusetts law, as from time to time in effect.

        3.6.    Committees.    The directors may, by vote of a majority of the directors then in office, elect from their number one or more committees and delegate to any such committee or committees some or all of the power of the directors except those which by law, by the articles of organization or by these bylaws they are prohibited from delegating. Except as the directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the directors or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these bylaws for the conduct of business by the directors.

        3.7.    Regular Meetings.    Regular meetings of the directors may be held without call or notice at such places and at such times as the directors may from time to time determine, provided that reasonable notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of the shareholders.

        3.8.    Special Meetings.    Special meetings of the directors may be held at any time and at any place designated in the notice of the meeting, when called by the chairman of the board, the chief executive officer, or by two or more directors, notice thereof being given to each director by the secretary or an assistant secretary, or by the officer or one of the directors calling the meeting.

        3.9.    Notice.    A written notice of a meeting of the directors may be given to a director in person, by mail or express overnight courier addressed to a director at such director's usual or last known business or residence address, or by delivering such notice by electronic transmission directed to such director at an address given to the corporation by the director or otherwise in such manner as the director shall have specified to the corporation, including by facsimile transmission, electronic mail or posting to an electronic network. Oral notice of a meeting may be given to a director in person or by telephone. Notice of a meeting need not be given to any director if a written waiver of notice, executed by such director before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such director. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

        3.10.    Quorum.    Unless otherwise provided by law, at any meeting of the directors a majority of the directors then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

        3.11.    Action by Vote.    When a quorum is present at any meeting, a majority of the directors present may take any action, except when a larger vote is required by law, by the articles of organization or by these bylaws.

        3.12.    Action by Writing.    Unless the articles of organization otherwise provide, any action required or permitted to be taken at any meeting of the directors, including without limitation, the approval of any transaction under Section 8.31(c) of Chapter 156D of the Massachusetts General Laws, may be taken without a meeting if all the directors consent to the action in writing or by means of electronic transmission and such written consents are filed with the records of the meetings of the directors. Such consents shall be treated for all purposes as votes taken at a meeting.

        3.13.    Presence Through Communications Equipment.    Unless otherwise provided by law or by the articles of organization, members of the board of directors may participate in a meeting of such board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

        3.14.    Chairman of the Board.    The chairman of the board of directors (if there be such an individual appointed) shall, except as the directors shall otherwise determine, preside at all meetings of the directors and of the shareholders. The chairman of the board shall have the duties and powers specified in these bylaws and shall have such other duties and powers as may be determined by the directors. The chairman of the board shall be a director of the corporation.

Section 4. OFFICERS AND AGENTS

        4.1.    Enumeration; Qualification.    The officers to the corporation shall be a president, a treasurer, a secretary, and such other officers, if any, as the incorporators at their initial meeting, or the directors from time to time, may in their discretion elect or appoint. The corporation may also have such agents, if any, as the incorporators at their initial meeting, or the directors from time to time, may in their discretion appoint. Any officer may be but none need be a director or shareholder of the corporation. Any two or more offices may be held by the same person. Any officer may be required by the directors to give bond for the faithful performance of such officer's duties to the corporation in such amount and with such sureties as the directors may determine.

        4.2.    Powers.    Subject to law, to the articles of organization and to these bylaws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to such individual's office and such duties and powers as the directors may from time to time designate.

        4.3.    Appointment.    The president, the treasurer, the secretary and other officers, if any, may be appointed by the board of directors at any time.

        4.4.    Tenure.    Except as otherwise provided by law, by the articles of organization or by these bylaws, each officer of the corporation shall hold office until such officer dies, resigns, is removed or becomes disqualified unless a shorter period shall have been specified by the terms of such officer's appointment. Each agent shall retain authority as an agent at the pleasure of the directors.

        4.5    Resignation and Removal.    Any officer may resign at any time by delivering a resignation in writing to the president, the secretary or to a meeting of the directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The directors may remove (whether or not such individual remains in a different capacity within the corporation (either as an officer or employee)) any officer elected by them with or without cause at any time. No officer resigning, and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no officer removed, shall have the right to any compensation as such officer for any period following such removal, or any right to damages on account of such removal, whether such officer's compensation be by the month or by the year or otherwise, unless the directors in their discretion provide for compensation.

        4.6.    Vacancies.    If the office of any officer becomes vacant, the directors may elect or appoint a successor by vote of a majority of the directors present. Each such successor shall hold office until such individual's successor is chosen and qualified, or in each case until the successor sooner dies, resigns, is removed (whether or not such individual remains in a different capacity within the corporation (either as an officer or an employee)) or becomes disqualified.

        4.7.    Chief Executive Officer.    The chief executive officer of the corporation shall, subject to the control of the directors, have general charge and supervision of the business of the corporation and, if the chairman of the board is unable to do so pursuant to Section 3.14, preside at all meetings of the shareholders and of the directors, unless the board of directors shall otherwise determine. Except as the directors may otherwise determine, the president shall be the chief executive officer.

        4.8.    President and Vice Presidents.    The president shall have the duties and powers specified in these bylaws and shall have such other duties and powers as may be determined by the directors.

        Any vice presidents shall have such duties and powers as shall be designated from time to time by the directors.

        4.9.    Treasurer and Assistant Treasurers.    The treasurer shall have the duties and powers specified in these bylaws and shall have such other duties and powers as may be designated from time to time by the directors.

        Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the directors.

        4.10.    Secretary and Assistant Secretaries.    The secretary shall record all proceedings of the shareholders in a book or series of books to be kept therefor, which book or books shall be kept at the principal office of the corporation or at the office of its transfer agent or of its secretary and shall be open at all reasonable times to the inspection of any shareholder. In the absence of the secretary from any meeting of shareholders, an assistant secretary, or if there be none or such assistant secretary is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof in the aforesaid book. Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all shareholders and the amount of stock held by each. The secretary shall keep a true record of the proceedings of all meetings of the directors and in the secretary's absence from any such meeting an assistant secretary, or if there be none or such assistant secretary is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The secretary shall also have such other duties and powers as may be designated from time to time by the directors.

        Any assistant secretary shall have such other duties and powers as shall be designated from time to time by the directors.

        The secretary shall also serve and may be referred to as the clerk of the corporation and each assistant secretary shall also serve and may be referred to as an assistant clerk of the corporation.

Section 5. CAPITAL STOCK

        5.1.    Number and Par Value.    The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue shall be as stated in the articles of organization.

        5.2.    Stock Certificates.    Each shareholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by such shareholder, in such form as shall, in conformity to law, be prescribed from time to time by the directors. Such certificate shall be signed by the president or a vice president and by the treasurer or an assistant treasurer. Such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if such individual were such officer at the time of its issue.

        5.3.    Loss of Certificates.    In the case of the alleged loss or destruction or the mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such conditions as the directors may prescribe.

Section 6. TRANSFER OF SHARES OF STOCK

        6.1.    Transfer on Books.    Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the directors or the transfer agent of the corporation may reasonably require. Except as may otherwise be required by law, by the articles of organization or by these bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these bylaws. It shall be the duty of each shareholder to notify the corporation of such shareholder's address.

        6.2.    Record Date and Closing Transfer Books.    The directors may fix in advance a time, which shall not be more than 70 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any distribution to shareholders or the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution or the right to give such consent or dissent, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the corporation after the record date; or without fixing such record date the directors may for any of such purposes close the transfer books for all or any part of such period. If no record date is fixed and the transfer books are not closed:

        (1)    The record date for determining shareholders having the right to notice of and to vote at a meeting of shareholders shall be at the close of business on the date next preceding the date on which notice is given; and

        (2)    The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors acts with respect thereto.

Section 7. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that such individual's action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the corporation) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the corporation the amounts so paid by the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this Section 7. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director or officer may be entitled. As used in this Section, the terms, "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors or officers may be entitled by contract or otherwise under law.

Section 8. CORPORATE SEAL

        The seal of the corporation shall, subject to alteration by the directors, consist of a flat-faced circular die with the word "Massachusetts", together with the name of the corporation and the year of its organization, cut or engraved thereon.

Section 9. EXECUTION OF PAPERS

        Except as the directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the corporation shall be signed by the president or by one of the vice presidents or by the treasurer.

Section 10. FISCAL YEAR

        The fiscal year of the corporation shall end on December 31.

Section 11. AMENDMENTS

        These bylaws may be altered, amended or repealed at any annual or special meeting of the shareholders called for the purpose, of which the notice shall specify the subject matter of the proposed alteration, amendment or repeal or the sections to be affected thereby, by vote of the shareholders. These bylaws may also be altered, amended or repealed by vote of a majority of the directors then in office, except that the directors shall not take any action which provides for indemnification of directors nor any action to amend this Section 11, and except that the directors shall not take any action unless permitted by law.

        Any bylaw so altered, amended or repealed by the directors may be further altered or amended or reinstated by the shareholders in the above manner.

Section 12. MASSACHUSETTS CONTROL SHARE ACQUISITIONS ACT

        The provisions of Chapter 110D shall not apply to control share acquisitions of the corporation.

        If the provisions of Chapter 110D shall become applicable to control share acquisitions of the corporation through amendment of these bylaws or otherwise, the following provisions shall apply:

  (a)
  The corporation is authorized to redeem shares acquired in a control share acquisition to the extent and in accordance with the procedures specified in Section 6 of Chapter 110D and in this Section.

  (b)
  The additional procedures for redemption specified in this Section are as follows:

  (i)
  Fair value shall be determined by the board of directors or a committee of the board of directors of the corporation, and the amount so determined shall be included in the notice of redemption given by the corporation pursuant to Section 6 of Chapter 110D.

  (ii)
  The person whose shares are being redeemed (the "Holder") may within ten days after the date of the notice of redemption advise the corporation in writing that the Holder believes that the value so determined is not fair, and in such event the corporation shall, within the 30-day period following its receipt of the Holder's notice, permit the Holder to submit such written and oral evidence of value as the Holder may wish and the board of directors or committee considers appropriate. The board of directors or committee shall affirm or revise its determination of fair value within fifteen days after the completion of the 30-day period, and shall promptly advise the Holder in writing of its decision.

  (iii)
  The notice of redemption shall specify a redemption date, which shall be 30 days after the date of the notice (or the first business day after the 30-day period), and a redemption office, which shall be the principal office of the corporation or an office of a commercial bank specified by the corporation in the notice. The redemption date so fixed shall not be deferred by a request of the Holder for a redetermination of fair value. The Holder shall cause the certificate or certificates representing the shares being redeemed to be delivered to the redemption office not later than the redemption date, duly endorsed or assigned for transfer, with signature guaranteed, if such an endorsement or assignment is required in the notice of redemption.

  (iv)
  The certificate or certificates representing the shares being redeemed having been deposited in accordance with item (iii) above, the redemption price shall be paid by the corporation on the redemption date specified in its notice of redemption or such later date as the redemption price may be determined if the Holder has duly requested a redetermination of fair value.

  (v)
  Notice of redemption having been given, from and after the redemption date the shares being redeemed shall no longer be deemed to be outstanding, and all rights of the holder or holders thereof as a shareholder or shareholders of the corporation shall cease, except the right to receive the redemption price. If the corporation shall default in payment of the redemption price, interest shall accrue thereon from the date of default at the base or prime rate of the corporation's principal lending bank or if none, the base or prime rate of Fleet Bank or its successor, as in effect from time to time during the period of default.

  (vi)
  Notice given by the corporation by first class mail or delivered in person on the basis of a good faith determination by the corporation of the identity and address of the person who had made a control share acquisition shall be deemed to have been duly given.

  (vii)
  Any person who makes a control share acquisition of the corporation shall be deemed to have consented to and shall be bound by the provisions of this Section and shall indemnify and hold the corporation harmless from and against any damage, loss or expense which the corporation may suffer as a result of any non-compliance with the provisions of this Section.

        References in this Section to Chapter 110D mean Chapter 110D of the Massachusetts General Laws as in effect from time to time.

Section 13. MASSACHUSETTS BUSINESS COMBINATION ACT

        The provisions of Chapter 110F of the Massachusetts General Laws shall not apply to "business combinations" (as defined therein) involving the corporation.

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